Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-187433 and 333-266872) on Form S-8 of Servotronics, Inc. and Subsidiaries of our report dated March 31, 2023, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Servotronics, Inc. and Subsidiaries as of and for the year ended December 31, 2022.

Buffalo, New York

March 31, 2023